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                                                                    EXHIBIT 12.1

               PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
          RESTATED COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1994         1993         1992         1991         1990
                                       ----------   ----------   ----------   ----------   ----------
                                       (DOLLARS IN THOUSANDS)
Earnings:
  Net income.........................  $1,007,450   $1,065,495   $1,170,581   $1,026,392   $  987,170
  Adjustments for losses of
     consolidated less than 100%
     owned affiliates and the
     Company's equity in
     undistributed loss (earnings) of
     unconsolidated affiliates.......      (2,764)       6,895       (3,349)      26,671       (2,799)
  Income tax expense.................     836,767      901,890      895,126      851,534      881,647
  Net fixed charges..................     730,965      821,166      802,198      776,682      812,568
                                       ----------   ----------   ----------   ----------   ----------
     Total Earnings..................  $2,572,418   $2,795,446   $2,864,556   $2,681,279   $2,678,586
                                        =========    =========    =========    =========    =========

Fixed Charges:
  Interest on long-term debt.........  $  651,912   $  731,610   $  739,279   $  697,185   $  699,849
  Interest on short-term debt........      77,295       87,819       61,182       77,760      110,982
  Interest on capital leases.........       1,758        1,737        1,737        1,737        1,737
  Capitalized Interest...............       2,660       46,055        6,511        6,107        7,214
                                       ----------   ----------   ----------   ----------   ----------
     Total Fixed Charges.............  $  733,625   $  867,221   $  808,709   $  782,789   $  819,782
                                        =========    =========    =========    =========    =========

Ratios of Earnings to Fixed
  Charges............................        3.51         3.22         3.54         3.43         3.27
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Note: For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings" represent net income adjusted for losses of consolidated less than 100% owned affiliates, the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges"
      consist of interest on short-term and long-term debt (including amounts capitalized and amortization of bond premium, discount and expense; and
      excluding interest on decommissioning trust funds [for which an equal amount of interest income is recorded]) and interest on capital leases.